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                                                                      EXHIBIT 11




                               APPLIED POWER INC.
                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                           Three Months Ended             Nine Months Ended
                                                        --------------------------------------------------------
                                                        MAY 31,         May 31,         MAY 31,          May 31,
                                                         1997            1996            1997             1996
                                                        -------         -------         -------          -------
PRIMARY:
Average shares outstanding                               13,793          13,471          13,753           13,430

Net effect of dilutive options based on the treasury
        stock method using average market price             611             523             560              538
                                                      ---------       ---------       ---------        ---------
        Total                                            14,404          13,994          14,313           13,968
                                                      =========       =========       =========        =========


Net earnings                                          $  11,098       $   9,145       $  30,107        $  24,505
                                                      =========       =========       =========        =========



Primary earnings per share                            $     .77       $     .65       $    2.10        $    1.75
                                                      =========       =========       =========        =========


FULLY DILUTED:
Average shares outstanding                               13,793          13,471          13,753           13,430

Net effect of dilutive options based on the treasury
        stock method using the greater of average
        or period-end market price                          637             523             651              538
                                                       --------       ---------        --------         --------
        Total                                            14,430          13,994          14,404           13,968
                                                       ========       =========        ========         ========


Net earnings                                           $ 11,098       $   9,145        $ 30,107         $ 24,505
                                                       ========       =========        ========         ========


Fully diluted earnings per share                       $    .77       $     .65        $   2.09         $   1.75
                                                       ========       =========        ========         ========





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